NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 12, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 27, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between BlackRock Strategic Equity Dividend Trust and BlackRock Enhanced Equity Dividend Trust became effective before the opening on February 27, 2012. Each Common Share of Beneficial Interest of BlackRock Strategic Equity Dividend Trust was exchanged for 1.41137167 Common Shares of Beneficial Interest of BlackRock Enhanced Equity Dividend Trust. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 27, 2012.